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EXHIBIT (d) 9)

[FARMERS INSURANCE GROUP LOGO]

Insured                                                            Policy Number

           INDIVIDUAL FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE POLICY

In this policy the owner will be referred to as "you" or "the owner" and Farmers New World Life Insurance Company will be referred to as "us" or "we."

In consideration of the application and payment of premiums we insure the person named above in accordance with the provisions of all the pages of this policy.

Your benefits under this policy, the amount of the premium, the premium due dates, and other policy data are shown as the Policy Specifications on the last page of this policy. We will pay the proceeds in the manner provided in the section titled Payment of Proceeds.

The amount and duration of the death benefit may increase or decrease as described in this policy, depending on the investment experience of the subaccounts.

The contract value of this policy may increase or decrease daily depending on the investment experience of the subaccounts. There is no guaranteed minimum contract value.

                   NOTICE OF YOUR RIGHT TO RETURN THIS POLICY

RIGHT TO EXAMINE PERIOD: You may cancel this policy at any time within 10 days after you receive it by delivering or mailing it to our home or branch office, or to the agent from whom it was purchased. This shall void the policy from the beginning and the parties shall be in the same position as if no policy had been issued. We will refund the greater of all premiums you paid for the policy or the contract value on the date we receive the returned policy at our home office.

                                        /s/ C. Paul Patsis
                                        -----------------------
                                            C. Paul Patsis
                                             President

                                        /s/ John R. Patton
                                        -----------------------
                                            John R. Patton
                                             Secretary

                                        Farmers New World Life Insurance Company

2000-031          NONPARTICIPATING FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE.
                  ADJUSTABLE DEATH BENEFIT. DEATH BENEFIT PAYABLE BEFORE MATURITY DATE. SURRENDER VALUE PAYABLE AT MATURITY DATE.

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This policy is a legal contract between you and us. READ YOUR POLICY CAREFULLY.
This LIFE INSURANCE policy provides death protection for as long as the insured lives during the period of coverage. That period, the premium payment details, and other policy data, are shown in the Policy Specifications on the last page of this policy.

                         ALPHABETIC GUIDE TO YOUR POLICY

                                                                 PAGE
Accumulation Unit Value.............................                      11
Annual Report.......................................                      13
Assignments.........................................                       6
Beneficiary.........................................                       6
Cash Value..........................................                      12
Conformity to State Laws............................                       5
Continuation of Coverage............................                       8
Contract Value......................................                       9
Cost of Insurance Charge............................                      12
Death Benefit Options...............................                       7
Death Benefit Proceeds..............................                       7
Decrease in Principal Sum...........................                      15
Fixed Account.......................................                       9
General Provisions..................................                       5
Grace Period........................................                       8
Incontestability....................................                       5
Increase in Principal Sum...........................                      15
Maturity............................................                      13
Minimum Premium.....................................                       7
Monthly Deduction...................................                      11
Ownership...........................................                       6
Payment of Proceeds.................................                       7
Policy Changes......................................                      14
Policy Loans........................................                      14
Policy Specifications...............................      Last Page of Policy
Policy Values.......................................                      12
Premium Payments....................................                       7
Reinstatement.......................................                       8
Settlement Privileges...............................                      17
Subaccounts.........................................                      10
Suicide.............................................                       5
Surrender Charge Table..............................                      16
Surrender Value.....................................                      12
Surrender Value Options.............................                      13
Transfer Privilege..................................                      17
Variable Account....................................                       9

                               ADDITIONAL BENEFITS

The additional benefits, if any, shown on the Policy Specifications page are described in the additional benefit agreements that follow the Settlement Privileges.

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                                   DEFINITIONS

Accumulation Unit          An accounting unit used to calculate the variable
                           account value. It is a measure of the net investment results of each of the variable subaccounts.

Attained Age               The sum of the insured's age on the issue date plus
                           the number of years completed since the policy was issued.

Cash Value                 The contract value minus any applicable surrender
                           charge.

Contract Value             The sum of the values you have in the variable
                           account plus the fixed account and the loan account.

Cost of Insurance Charge   The portion of the monthly deduction that pays for
                           the cost of providing this policy's death benefit.

Evidence of Insurability   Information about a person that we use to approve
                           or reinstate the policy, or increase the principal sum or other benefits of the policy.

Fixed Account              An account that is part of our general account, and
                           is not part of or dependent on the investment performance of the variable account.

Fixed Account Value        The portion of the contract value allocated to the
                           fixed account.

In Force In effect. A life insurance policy that is in force will provide a death benefit if the insured loss occurs. If the policy is not in force there will be no death benefit.

Issue Age                  A person's age as of last birthday on the date the
                           policy was issued.

Issue Date                 The effective date for coverage. Policy months,
                           years, and anniversaries are measured from the issue date. The initial premium (times the percent of premium factor) is allocated to the fixed account on the issue date. The first monthly deduction occurs on the issue date. The entire contract value remains allocated to the fixed account until the reallocation date.

Loan Account               An account that is part of our general account. On
                           the date any loan is made, an amount equal to the loan is transferred from the subaccounts and the fixed account to the loan account.

Minimum Premium            The lowest amount that must be paid if the surrender
                           value is zero.

Monthly Administration     A deduction from the contract value that covers the
Charge                     cost of managing the policy. The monthly
                           administration charge is shown on the Policy
                           Specifications page.

Monthly Deduction          The amount deducted from the contract value each
                           month to pay

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                           for the insurance coverage. This includes the monthly
                           cost of insurance charge and any monthly administration charge. The monthly deduction for the policy and the riders are separate deductions. The first monthly deduction occurs on the issue date.

Monthly Due Date           The day of each month on which policy charges are
                           determined and deducted. The monthly due date is shown on the Policy Specifications page.

Mortality and Expense      A charge deducted from the subaccounts on each
Risk Charge                valuation day that compensates us for providing the
                           mortality and expense guarantees and assuming the risks under this policy.

Net Investment Factor      The ratio of the subaccount value at the end of the
                           current valuation day to its value at the end of the immediately preceding valuation day. The subaccount value reflects gains and losses in the subaccounts, dividends paid, any capital gains and losses, any taxes paid, and the deduction of the mortality and expense risk charge.

Percent of Premium Factor  The factor multiplied by all premium payments to determine the amount of premium credited to the contract value. This factor is shown on the Policy Specifications page.

Premium Class              A classification that affects the cost of insurance
                           rate and the premium required to insure an individual.

Principal Sum              The amount of initial death benefit shown on the
                           Policy Specifications page. You may increase or decrease the principal sum, subject to certain conditions. The actual death benefit proceeds paid may be more or less than the principal sum.

Reallocation Date          The date the contract value in the fixed account is
                           allocated to the subaccounts and to the fixed account based on the premium payment allocation percentages specified in the application. The reallocation date is the record date plus the number of days in your state's right to examine period, plus 10 days.

Record Date                The date we record your policy on our books as an in
                           force policy.

SEC                        The United States Securities and Exchange Commission.

Subaccount                 A division of the variable account. The assets of
                           each subaccount are invested in a corresponding portfolio of a designated mutual fund.

Surrender                  To cancel the policy by signed request from the
                           owner.

Surrender Value            The cash value minus any outstanding policy loan and
                           accrued loan interest.

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Terminate                  When the benefits and insurance end under the terms
                           of the policy.

Valuation Day              Each day on which the New York Stock Exchange is open
                           for business. Farmers New World Life is open to administer the policy on each day that the New York
                           Stock Exchange is open.

Valuation Period           The interval of time commencing at the close of
                           normal trading on the New York Stock Exchange on one valuation day and ending at the close of normal trading on the New York Stock Exchange on the next succeeding valuation day.

Variable Account           The variable account is named on the Policy
                           Specifications page. The variable account is not part of our general account. The variable account has subaccounts, each of which is invested in a corresponding portfolio of a designated mutual fund.

Variable Account Value     The portion of the contract value that is allocated
                           to the subaccounts of the variable account.

                                          GENERAL PROVISIONS

Contract                   The entire contract is:

                           1.   this policy;

                           2.   the application attached at issue;

                           3. any attached amendments and supplements to the application;

                           4.   any attached riders and endorsements; and

                           5. any attached application for reinstatement, increase in principal sum, or change in death benefit option.

                           In the absence of fraud, we will consider all statements in the application to be representations and not warranties. No statement will be used by us to contest a claim unless that statement is in an attached application or in an amendment or supplement to the application attached to this policy.

Change of Policy           Any change in the terms of this policy must be in
                           writing and signed by one of our officers. A copy of the change will be attached to this policy. No agent has the authority to change any terms or conditions of this policy.

Incontestability           We will not contest this policy after it has been in
                           force for two years during the insured's lifetime. We will not contest any increase in principal sum after the increase has been in force for two years during the insured's lifetime. This provision does not apply to any additional benefits for disability or accidental death, or to riders that provide term insurance on any person(s) other than the insured.

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                           If this policy is reinstated, we will not contest any
                           statements on the reinstatement application after the policy has been in force for two years from its date of reinstatement during the insured's lifetime.

Suicide If, within two years from the issue date, the insured dies by suicide, while sane or insane, we will limit the proceeds to:

                           1.   the premiums paid; less

                           2.   any policy loans; less

                           3.   any partial surrender amounts previously paid.

                           A new two-year period will apply to each increase in principal sum starting on the effective date of each increase. During this two-year period the proceeds paid due to an increase in principal sum will be limited to the monthly cost of insurance charges for the increase.

Misstatement               If the insured's age or sex has been misstated, we
of Age or Sex              will adjust the death benefit. The adjusted death
                           benefit will be that which would have been purchased by the most recent monthly deduction based on the correct age or sex.

                           You may file proof of age or sex at any time. Once the insured's age or sex is established to our satisfaction we will use this age or sex in any settlement.

Conformity to              This policy is subject to the laws of the state in
State Laws                 which it is delivered. Any terms that are in conflict
                           with these laws are amended to conform.

Compliance with            All provisions, benefits amounts, and other details
Federal Tax Code           of this policy will automatically be adjusted at all
                           times, in whatever ways are necessary to maintain the policy's compliance with the definition of life insurance under Internal Revenue Code Section 7702.
                           This section overrides all other provisions to the contrary anywhere within this policy, but only to the extent that the policy cannot legally be kept in compliance with Section 7702 through any other means such as a premium refund.

Nonparticipating           This policy is nonparticipating. It does not share in
                           our surplus earnings.

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                                                OWNERSHIP

Owner                      The insured is the owner of this policy unless:

                           1.   another person is named as owner in the
                                application; or

                           2. a new person is named as provided in the Change of Owner section below.

                           During the insured's lifetime, the owner may exercise all the rights and benefits provided by this policy.

Successor Owner            The successor owner becomes owner at the death of the
                           owner. If the owner and successor owner die before the insured dies, the insured will become the owner of this policy.

Change of                  The owner may name a new owner by notifying us in
Owner                      writing while the insured is alive. When we receive
                           acceptable signed notice, the change will take effect on the date the notice was signed. The change is subject to any action we may have taken before receiving the notice.

Assignments                The owner may assign this policy. We are not bound by
                           an assignment unless duplicate signed forms are filed with us. We are not responsible for the validity of an assignment. The rights of the owner and the beneficiary are subject to the rights of the assignee.

                                          BENEFICIARY

Beneficiary                The beneficiary is the person or persons named to
Designation                receive the proceeds at the insured's death. The
                           beneficiary is as named in the application or as changed by the owner's signed request while the insured is living.

                           If no beneficiary is living when the insured dies, we will pay the proceeds to the owner or to the owners estate.

Change of                  The beneficiary may be changed at any time before the
Beneficiary                insured dies. The change must be signed by the owner
                           and sent to us. The change will take effect on the date it was signed, subject to any action taken by us before we receive the request.

Delay Clause               A delay clause may be requested by the owner in the
                           application or in any acceptable signed request filed with us while the insured is living. This clause provides that if the beneficiary dies within the specified number of days following the insured's death (not including the date of death), the proceeds will be paid as if the beneficiary had died first.
                           The number of days specified cannot exceed 180 days.

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Future                     A clause including future children as beneficiaries
Children                   may be requested by the owner in any acceptable
Clause                     signed request filed with us. This clause provides
                           that children born of the insured's present marriage to the primary beneficiary prior to the end of 10 months after the date of the insured's death shall share equally with the other children in the beneficiary class designated. This clause does not provide for payment to children born of these future children.

                                          DEATH BENEFIT PROCEEDS

Payment of Proceeds        If the insured dies while this policy is in force, we
                           will pay the proceeds to the beneficiary on receipt of due proof of death. If no beneficiary survives the insured, we will pay the proceeds to the owner or the owner's estate. Payment will be made in one sum unless a settlement option with a different method of payment is chosen.

Amount Payable             At the insured's death we will pay:

                           1.   the death benefit then in effect; less

                           2. any monthly deductions due and unpaid at the date of death; less

                           3.   any loans and accrued loan interest; plus

                           4. the amounts to be paid under the terms of any attached riders.

                                          DEATH BENEFIT OPTIONS

Death Benefit              This policy offers two death benefit options through
                           attained age 99. Option A is a variable death benefit. Option B is a level death benefit. The option you have selected is shown on the Policy
                           Specifications page. For attained ages after age 99 the death benefit equals the contract value.

Option A The death benefit through attained age 99 is the greater of:

Variable Death Benefit     1.   the principal sum plus the contract value on the
                                date of death; or

                           2. the contract value times the death benefit percentage shown in the following table.

Option B The death benefit through attained age 99 is the greater of:

Level Death Benefit        1.   the principal sum on the date of death; or

                           2. the contract value times the death benefit percentage shown in the following table

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
------------------------------------------------------------------------
                       Death Benefit Percentage
------------------------------------------------------------------------
 Attained    Percentage   Attained   Percentage   Attained    Percentage
   Age           %           Age         %          Age           %
------------------------------------------------------------------------
40 or less      250          54         157         68           117
    41          243          55         150         69           116
    42          236          56         146         70           115
    43          229          57         142         71           113
    44          222          58         138         72           111
    45          215          59         134         73           109
    46          209          60         130         74           107
    47          203          61         128       75 to 90       105
    48          197          62         126         91           104
    49          191          63         124         92           103
    50          185          64         122         93           102
    51          178          65         120         94           101
    52          171          66         119       95 to 99       100
    53          164          67         118

                                           PREMIUMS AND REINSTATEMENTS

Premium Payments           After the first premium payment has been paid,
                           subsequent premiums can be paid at any time. The amount of premium payments is flexible after issue, subject to limits imposed by tax laws and by minimum premium requirements. The actual amount and frequency of the premium payments will affect the values and duration of the insurance. No premiums can be paid after the insured reaches attained age 100.

                           Premiums are payable at our home office or to one of our authorized agents. We will provide a receipt signed by one of our officers upon request.

Minimum Premium            The minimum premium must be paid unless the policy
                           has a positive surrender value. The initial minimum premium is shown on the Policy. Specifications page.
                           The minimum premium will change if the principal sum changes. Paying the minimum premium will not necessarily be sufficient to keep the policy in force if there is a policy loan or if the contract value is less than the monthly deduction due.

Planned Premium            The amount and frequency of the planned premium
Payments                   payment is shown on the Policy Specifications page.
                           You may change the amount or frequency of the planned premium by sending us a signed request. We have the right to limit the amount of any increase. We will not limit your right to pay the minimum amount required to keep this policy in force to the end of the policy year.

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Unscheduled Premium        Premium payments in addition to the planned payments
Payments                   may be made, subject to a minimum of $25 per payment.
                           We have the right to limit the number and amount of any unscheduled premium payments.

Premium Refunds            We have the right to limit or refund any premium,
                           whether scheduled or not, if the premium would disqualify the polity as a life insurance contract under the Internal Revenue Code or regulations or if the payment would increase the death benefit by more than the amount of the premium.

Grace Period               If the surrender value becomes zero, the policy will
                           enter a 61-day grace period unless cumulative premiums less withdrawals exceed cumulative minimum premiums. If cumulative premiums less withdrawals exceed cumulative minimum premiums, the policy will enter the 61-day grace period when the contract value minus any outstanding policy loan and accrued loan interest is insufficient to pay the entire monthly deduction due. At the end of the grace period the policy will terminate without value unless a premium payment or loan repayment is made and is sufficient to cause either one of the following conditions:

                           1.   The surrender value exceeds zero, after
                                deducting all due and unpaid monthly deductions; or

                           2.   Both of the following occur:

                                a. cumulative premiums less withdrawals exceed cumulative minimum premiums; and

                                b. the contract value minus any outstanding policy loan and accrued loan interest exceeds zero, after deducting all due and unpaid monthly deductions.

                           The policy will continue in force during the grace period. If the insured dies during the grace period, the proceeds will be reduced by any overdue monthly deductions.

                           We will mail the owner or any assignee notice at least 61 days before the end of a grace period.

Continuation of Coverage   You may stop paying premiums at any time. Your policy
                           will continue in force until the earlier of the maturity date or the date when one of the following occurs:

                           1.   The insured dies.

                           2. The surrender value has been exhausted. The surrender value will be exhausted when the grace period begins. In this case, the policy will terminate at the end of the grace period.

                           3. We receive your signed request to surrender this policy.

Reinstatement              Anytime before the maturity date, this policy may be
                           reinstated within three years of entering a grace period that ends with subsequent termination of coverage. Reinstatement is not allowed if

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                           the policy has been surrendered for the surrender
                           value.

                           To reinstate this policy, we must receive:

                           1. evidence of insurability which is acceptable to us;

                           2. payment of the unpaid monthly deductions due during the last expired grace period;

                           3. payment of a minimum premium sufficient to keep this policy in force for three months; and

                           4. payment of any policy loan which existed at the date of termination of coverage.

                           The effective date of reinstatement will be the monthly due date that coincides with or next follows the date the application for reinstatement is approved by us.

                           The suicide and incontestability provisions will apply from the effective date of reinstatement.

                                 CONTRACT VALUE

Description                The contract value on the issue date is equal to:

                           1. the initial premium paid times the percent of premium factor; less

                           2.   the monthly deduction.

                           On the issue date the contract value will be allocated to the fixed account. Any subsequent premiums that are received prior to the reallocation date, times the Percent of premium factor, will also be allocated to the fixed account. While held in the fixed account, premium(s) will be credited with interest at the current fixed account interest rate. On the reallocation date, the contract value in the fixed account will be reallocated to the subaccounts and to the fixed account as described in the Allocations section.

                           On each date after the issue date, the contract value is equal to the fixed account value plus the variable account value plus any loan account value.

                                  FIXED ACCOUNT

Interest Rate for Fixed Account Value

Guaranteed Rate            The guaranteed minimum rate used to calculate
                           interest on the fixed account is 3.0% per year, compounded annually.

Current Rate               We may use rates that are higher than the guaranteed
                           minimum rate to calculate interest on the fixed account. These rates are subject to change at any time and may apply to all or a portion of the fixed account.

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Fixed Account Value        On each valuation day the fixed account value will be
                           equal to:
                                  A+B+C-D-E-F

                           "A" is the fixed account value on the preceding valuation day plus interest from the preceding valuation day to the date of calculation.

                           "B" is the portion of the premium, times the percent of premium factor, that is allocated to the fixed account and received since the preceding valuation day, plus interest from the date such net premiums were received to the date of calculation.

                           "C" is the amount of any transfers from the subaccounts or the loan account to the fixed account since the preceding valuation day, plus interest on such transferred amounts from the effective dates of such transfers to the date of calculation.

                           "D" is the amount of any transfers from the fixed account to the subaccounts or the loan account since the preceding valuation day, plus interest on each such transferred amount from the effective date of each transfer to the date of calculation.

                           "E" is the amount of any partial surrenders and any applicable surrender charges deducted from the fixed account since the preceding valuation day, plus interest on these surrendered amounts from the effective date of each partial surrender to the date of calculation.

                           "F" is zero except on the monthly due date, when it is a pro-rata share of the monthly deduction for the month beginning on that monthly due date. The prorata share is the ratio of the fixed account to the sum of the fixed account plus the subaccounts.

                                VARIABLE ACCOUNT

General Description        The name of the variable account is shown on the
                           Policy Specifications page. The variable account is administered and accounted for as part of our general business, but the income, gains and losses of the variable account are credited to or charged against the assets held in the variable account, without regard to any other income, gains or losses of any other variable account or arising out of any other business we may conduct.

Rights Reserved            The assets of the variable account are segregated by
                           investment options, thus establishing a series of subaccounts within the variable account. The assets are valued at their net asset value on each valuation day.
                           When permitted by law, we reserve the right to:

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                           1.   create new variable accounts;

                           2.   combine variable accounts;

                           3. remove, combine or add subaccounts and make the new subaccounts available to you at our discretion;

                           4. substitute shares of another portfolio of the funds or shares of another investment company for those of the funds;

                           5. deregister the variable account under the Investment Company Act of 1940 if registration is no longer required;

                           6. make any changes required by the Investment Company Act of 1940 or any other law; and

                           7. operate the variable account as a managed investment company under the Investment Company Act of 1940 or any other form permitted by law.

                           If a change is made, we will send you a revised prospectus and any notice required by law. If required, we would first seek the approval of the Securities and Exchange Commission, and when required, the appropriate state regulatory authorities before making a change in the investment options.

Subaccounts                The subaccounts are separate investment accounts
                           named by the company. The subaccount values will fluctuate in accordance with the investment experience of the applicable portfolio of the fund held within each subaccount.

                           The subaccount value is determined by multiplying the number of accumulation units credited to the subaccount by the appropriate accumulation unit value.

                           The number of accumulation units to be purchased or redeemed in a transaction is found by dividing:

                           1.   the dollar amount of the transaction; by

                           2. the subaccount's accumulation unit value for the valuation day for that transaction.

                           At the end of each valuation day:

                           The portion of any premiums, times the percent of premium factor, received since the preceding valuation day and allocated to each subaccount will be applied to purchase additional accumulation units in that subaccount.

                           Any transfers to the subaccount from another subaccount or from the fixed account or the loan account since the end of the previous valuation day will be applied to purchase additional accumulation units in that subaccount.

                           Accumulation units will be redeemed from each subaccount to cover any transfers from that subaccount to other subaccounts or

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                           to the fixed account or the loan account since the
                           preceding valuation day.

                           Accumulation units will be redeemed from each subaccount to cover any partial surrenders and applicable surrender charges assessed against that subaccount since the preceding valuation day.

                           Accumulation units will be redeemed to cover a pro-rata share of the monthly deduction when the monthly due date coincides with the valuation day. The pro-rata share for each subaccount is the ratio of that subaccount to the sum of the fixed account plus the subaccounts.

Accumulation Unit          The value of an accumulation unit for each of the
Value                     subaccounts was arbitrarily set at an initial value.
                           The value at the end of any later valuation day is equal to:

                                     A X B

                           "A" is equal to the subaccount's accumulation unit value for the end of the immediately preceding valuation day.

                           "B" is equal to the net investment factor for the most current valuation day. This net investment factor equals:

                                    X/y - Z

                           "X" equals:

                           a. the net asset value per portfolio share held in the subaccount at the end of the current valuation day; plus

                           b. the per share amount of any dividend or capital gain distribution on portfolio shares held in the subaccount during the current valuation day; less

                           c. the per share amount of any capital loss distribution on portfolio shares held in the subaccount during the current valuation day; less

                           d. the per share amount of any taxes or any amount set aside during the valuation day as a reserve for taxes due to the investment results of the subaccount.

                           "Y" equals the net asset value per portfolio share held in the subaccount as of the end of the immediately preceding valuation day.

                           "Z" equals the mortality and expense risk charge factor. The mortality and expense risk charges are deducted from each of the subaccounts on each valuation day. This charge is shown on the Policy Specifications page.

                           The net investment factor may be greater, less than or equal to one. Therefore, the value of the subaccount may increase, decrease or remain the same.

Allocations                This policy provides investment options for the
                           contract value. The initial premium allocation percentages are indicated in the application for this policy, a copy of which is attached.

                           These percentages will also apply to subsequent premium allocations until you change them. Such allocation percentages may be changed by written notice to us.

                           Allocation percentages must be zero or a whole number not greater than 100. The sum of the premium allocation percentages must equal 100.

                           We reserve the right to limit the number of subaccount allocations in effect at any one time.

                           Prior to the reallocation date, all premiums, times the percent of premium factor, are allocated to the fixed account.

                           On the reallocation date, the contract value in the fixed account will be reallocated to the subaccounts at the accumulation unit value next determined and to the fixed account based on the premium payment allocation percentages in the policy application.

                           After the reallocation date, planned periodic premiums and unscheduled premiums, times the percent of premium factor, will be allocated as requested. Such net premium payments will be allocated to the subaccounts at the accumulation unit value next determined after receipt of each payment.

                                 POLICY VALUES

Monthly Deduction          The monthly deduction will be calculated each month
                           on the monthly due date.

                           The monthly deduction is:

                           1.   the cost of insurance charge for the policy;
                                plus

                           2.   the charges for any attached riders; plus

                           3.   the monthly administration charge; plus

                           4. the flat extra charge for a special premium class, if any, shown on the Policy Specifications page.

                           The guaranteed maximum monthly administration charge is $8.00 per month. The actual charge may be less; the actual charge on the issue date is shown on the Policy Specifications page. This may change at any time after issue.

Cost of Insurance          The cost of insurance charge for the policy is the
Charge                     monthly cost of insurance rate per $1,000 of
                           Risk Insurance Amount at the insured's attained age, times the number of thousands of Risk Insurance
                           Amount. The Risk Insurance Amount is:

                           1.   the current death benefit; minus

                           2. the contract value at the end of the valuation day preceding the monthly due date; plus

                           3. the monthly administrative charge for the month that begins on the monthly due date; plus

                           4. any charges for riders for the month that begins on the monthly due date.

                           The guaranteed maximum monthly cost of insurance rates are shown in the table below. We may use rates less than those shown, but not greater unless the insured is in a special premium class. The charge for any attached rider is a separate calculation.

                           If the insured is in a special premium class, the guaranteed maximum monthly cost of insurance rate will be the rate shown in the table times the special premium class rating factor shown on the Policy Specifications; page.


                                                    GUARANTEED MAXIMUM MONTHLY
                                                     COST OF INSURANCE RATES
                                                Per $1000 of Risk Insurance Amount

            Cost of               Cost of               Cost of              Cost of               Cost of              Cost of
Attained   Insurance   Attained  Insurance   Attained  Insurance  Attained  Insurance  Attained   Insurance  Attained   Insurance
  Age        Rate        Age       Rate        Age       Rate       Age       Rate       Age        Rate       Age      Rate
--------   ---------   --------  ---------   --------  ---------  --------  ---------  --------   ---------  --------   ----------
   21       0.13788      35      0.14370      49       0.39205      62       1.35058     75       5.13652      88       16.39051
   22       0.13539      36      0.15117      50       0.42611      63       1.50009     76       5.66811      89       17.59988
   23       0.13207      37      0.16114      51       0.46514      64       1.66621     77       6.22379      90       18.85909
   24       0.12875      38      0.17194      52       0.51000      65       1.84812     78       6.80688      91       20.19721
   25       0.12459      39      0.18357      53       0.56150      66       2.04497     79       7.43566      92       21.66408
   26       0.12210      40      0.19769      54       0.61881      67       2.25096     80       8.13005      93       23.40255
   27       0.12044      41      0.21264      55       0.68276      68       2.48520     81       8.90834      94       25.73492
   28       0.11961      42      0.22842      56       0.75254      69       2.73937     82       9.78630      95       29.22599
   29       0.11961      43      0.24586      57       0.82646      70       3.02676     83      10.75978      96       34.96802
   30       0.12044      44      0.26497      58       0.90869      71       3.35485     84      11.80967      97       44.93622
   31       0.12293      45      0.28656      59       1.00089      72       3.73361     85      12.91190      98       61.89321
   32       0.12625      46      0.30982      60       1.10389      73       4.16221     86      14.05233      99       83.06141
   33       0.13124      47      0.33474      61       1.21851      74       4.63317     87      15.21353   100-109      0.00000
   34       0.13705      48      0.36215

Cash Value                 The cash value of this policy on any date is:

                           1.   the contract value; minus

                           2. the surrender charge, if any, that you would incur if you surrendered the entire policy on that date.

                           Surrender charges are shown in the attached Surrender Charge Table.

Surrender Value            The surrender value of this policy on any date is:

                           1.   the cash value, minus

                           2. any outstanding policy loan plus due but unpaid loan interest to the date of computation.

Reserve Basis              Reserves are based on the Commissioners 1980 Standard
                           Ordinary Mortality Table, the Commissioners Reserve
                           Valuation Method, and age last birthday. The statutory valuation interest rate does not exceed the maximum rate allowed by the valuation law of the state in which the policy is delivered.

                                  ANNUAL REPORT

Annual Report              At least annually we will mail you a report about
                           your policy. This report will show:

                           1.   the amount of death benefit;

                           2.   the contract value and surrender value;

                           3.   the current principal sum;

                           4. premiums paid, monthly deductions and loans since the last report;

                           5.   the amount of any policy loan outstanding;

                           6. notifications required under the provisions of this policy; and

                           7. any other information required by the state where this policy was delivered.

                           Upon request, we will send a report at other than the regularly scheduled interval. We will charge a fee for this requested report. The fee is shown on the Policy Specifications page.

                             SURRENDER VALUE OPTIONS

Cash Surrender             You may surrender this policy for the surrender value
                           after we receive your signed request with the policy.
                           We have the right to defer payment for up to six months or the period allowed by law, whichever is less.

                           We will determine the surrender value at the accumulation unit value next determined as of the close of business on the day we receive your surrender request at our home office.

Partial Surrender          After the first policy year, you may withdraw a part
                           of the surrender value subject to the following:

                           1. You must send us a signed request for the amount of the partial surrender.

                           2. You may make only one partial surrender per calendar quarter.

                           3.   The amount requested must be at least $500.

                           4. The amount requested may not exceed 75% of the surrender value.

                           5. We will deduct a processing fee from the contract value for each partial surrender equal to the lesser of 2% of the amount requested or $25.

                           6. The contract value will be reduced by the amount of the partial surrender, the processing fee, and the surrender charge, if any.

                           The partial surrender will be processed at the accumulation unit values next determined after receipt of your request.

                           Units equal to the partial surrender, fees and charges described above will be cancelled from the subaccounts and/or the fixed account according to your instructions. If you provide no instructions, these units will be cancelled from the subaccounts and the fixed account on a pro-rata basis.

                           If you have a level death benefit (Option B) at the time of the partial surrender, the principal sum will be reduced by the amount of the partial surrender. This reduction in principal sum will be subject to the terms of the Decrease in Principal Sum section.

Maturity The maturity date is shown on the Policy Specifications page. If this policy is in force on the maturity date we will send you the surrender value and all coverage will end.

Time Period for Payments   Any surrender or loan will usually be paid within
                           seven days of receiving your written request in our home office. However, we have the right to suspend or delay the date of any surrender, partial surrender, loan, maturity payment or death benefit payment from the subaccounts for any period during which:

                           1. the New York Stock Exchange is closed, other than customary weekend and holiday closings, or trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission; or

                           2. the Securities and Exchange Commission permits by an order the postponement for the protection of policy owners; or

                           3.   the Securities and Exchange Commission
                                determines that an emergency exists that would make the disposal of securities held in the variable account or the determination of the value of the variable account's net assets not reasonably practicable.

                           For any surrender, partial surrender, loan or transfer from the fixed account, we may defer payment for up to 6 months, or the period allowed by law, if less.

                                  POLICY LOANS

Policy While this policy is in force, you may make a loan for all or part of the loan value. You must assign this policy to us as sole security.

                           An amount equal to the loan will be transferred from the subaccounts and the fixed account to the loan account. The loan account is part of our general account. If allocation instructions are not specified in your loan request, the loan will be withdrawn from the subaccounts and the fixed account on a pro-rata basis.

                           Amounts transferred to the loan account do not participate in the investment experience of the fixed account or subaccount from which they were withdrawn. Amounts in the loan account will earn interest at the guaranteed minimum rate of 3.0% per year, compounded annually. This is equal to 0.2466% per month, compounded monthly. Interest rates applied to the loan account may differ from those applied to the fixed account.

Loan Value                 The loan value is the surrender value less loan
                           interest to the next policy anniversary date.

Interest Rate              The maximum loan interest rate during the first
(Loans)                    fourteen policy years is eight percent (8%) per year,
                           compounded annually. We may change the interest rate, but it will never exceed the maximum rate of 8%. We will notify you of any increase in loan interest at least 30 days before the new rate becomes effective.

                           After the fourteenth policy year the maximum loan interest rate is 3% per year, compounded annually.

Interest Due               Interest is charged daily on the loan. Interest is
                           due and payable at the end of each policy year or, if earlier, on the date of any policy loan increase or repayment. Any interest not paid when due will be transferred from the fixed account and subaccounts to the loan account on a pro-rata basis if sufficient funds are available for transfer. Unpaid interest becomes part of the loan and accrues interest.

Loan                       You may repay all or part of your policy loan balance
Repayments                 at any time. Any loan must be for at least $25. must
                           be clearly marked as "loan repayments" or they will be applied as premiums. Each loan repayment will result in a transfer of an amount equal to the loan repayment from the loan account to the fixed account and subaccounts. Your current premium allocation schedule will be used to allocate the loan repayments.

Unpaid                     We will deduct any unpaid loans from the surrender
Loans                      value and the death benefit proceeds. If the unpaid
                           loan, which includes accrued interest, equals or exceeds the cash value, causing the surrender value to become zero, this policy will end except as described in the grace period provision.

                                 POLICY CHANGES

Policy                     After the first policy year, you may change the death
Changes                    benefit option or the amount of principal sum,
                           subject to the following:

                           1.       You must send us a signed request for a
                                    change.

                           2.       We may require evidence of insurability.

                           3. You may make no more than one change per policy year.

                           4. The change will take effect on the monthly due date following our approval of the request.

                           5. We will send you a policy endorsement with the change to attach to your policy.

Change of Death Benefit    To change from Option B (level death benefit) to
Option                     Option A (variable death benefit):

                           1. The insured must provide evidence of insurability satisfactory to us.

                           2. The principal sum will change. The new Option A principal sum will equal the Option B principal sum less the contract value immediately before the change, but in no case will the new principal sum be less than the minimum principal sum amount shown on the Policy Specifications page. No surrender charge will be imposed solely as a result of this change in principal sum.

                           3. The minimum premium will decrease as a result of any decrease in the principal sum.

                           To change from Option A (variable death benefit) to Option B (level death benefit):

                           1.       Evidence of insurability is not required.

                           2. The principal sum will change. The new Option B principal sum will equal the Option A principal sum plus the contract value.

                           3.       The minimum premium will increase.

                           After either change, the total surrender charge for the policy will continue to be based on the principal sum at the time of issue on which surrender charges have not already been imposed.

Increase in                The principal sum may be increased only before the
Principal Sum              insured's attained age 80. Increases in principal sum
                           require evidence of insurability satisfactory to us.
                           The minimum increase is $10,000. We will deduct a processing fee of $1.50 per $1,000 of increase, but not more than $300, from the contract value. If the amount in the contract value is insufficient to cover this fee, sufficient additional premium will be required before the increase will become effective.
                           The minimum premium will increase.

Decrease in                You may decrease the principal sum, but not below the
Principal Sum              minimum principal sum amount shown on the Policy
                           Specifications page. The minimum premium will be reduced. Decreases in principal sum will reduce:

                           1.       the most recent increase, if any; the

                           2.       prior increases in succession; and then

                           3. the principal sum at the time of issue (subject to a surrender charge as described in the Surrender Charge Table).

                           A decrease in principal sum may require that a portion of the policy's surrender value be distributed as a partial surrender in order to continue federal tax compliance. It may also alter your tax obligation on exercise of certain ownership privileges.

                             SURRENDER CHARGE TABLE

The total surrender charge is the sum of a Deferred Sales Charge Component and an Administrative Component. The Deferred Sales Charge Component is calculated in these steps:

1. Find the sum of all premiums that have been paid on this policy (do not deduct amounts withdrawn or the percent of premium factor).

2. Multiply this sum by 0.075 if the insured's issue age was 65 or younger or by 0.050 if the issue age was 66 or older.

3.       Multiply the result by the appropriate number from this table:

Policy Year:             1-3   4     5     6     7     8     9     10    11    12    13    14    15 or more
Issue ages 0-65:         1.00  1.00  1.00  0.90  0.80  0.70  0.60  0.50  0.40  0.30  0.20  0.10  0.00
Issue ages 66 and older  1.00  0.90  0.80  0.70  0.60  0.50  0.40  0.30  0.20  0.15  0.10  0.05  0.00

The Administrative Component is calculated in these steps:

1. Find the appropriate factor for the insured's age at the date of issue and the number of full policy years completed since that date, regardless of whether your Policy has lapsed and been reinstated.

2.       Multiply this factor by:

         a. the number of thousands of principal sum on the issue date, minus

         b. any reductions in principal sum for which a surrender charge has already been imposed.

To determine the surrender charge for a decrease in principal sum:

         1. Find the appropriate factor for the insured's age at the date of issue and the number of full policy years completed since that date

         2. Multiply this factor by the requested decrease in number of thousands of principal sum. Only a reduction in the original principal sum amount, as of the date of issue, incurs a surrender charge.

                                    Number of Full Policy Years completed Since the Issue Date
        ---------------------------------------------------------------------------------------------------------------
Issue     0       1      2       3      4     5      6      7      8      9     10     11     12     13    14      15
 Age                                                                                                            or more
-----   -----   -----  -----  -----  -----  -----  -----  -----   ----   ----  ----   ----   ----   ----  ----  -------
  21     5.84    5.84   5.84   5.84   5.84   5.26   4.68   4.09   3.51   2.92  2.34   1.75   1.17   0.58  0.00   0.00
  22     5.84    5.84   5.84   5.84   5.84   5.26   4.68   4.09   3.51   2.92  2.34   1.75   1.17   0.58  0.00   0.00
  23     5.84    5.84   5.84   5.84   5.84   5.26   4.68   4.09   3.51   2.92  2.34   1.75   1.17   0.58  0.00   0.00
  24     5.84    5.84   5.84   5.84   5.84   5.26   4.68   4.09   3.51   2.92  2.34   1.75   1.17   0.58  0.00   0.00
  25     5.84    5.84   5.84   5.84   5.84   5.26   4.68   4.09   3.51   2.92  2.34   1.75   1.17   0.58  0.00   0.00
  26     5.84    5.84   5.84   5.84   5.84   5.26   4.68   4.09   3.51   2.92  2.34   1.75   1.17   0.58  0.00   0.00
  27     5.84    5.84   5.84   5.84   5.84   5.26   4.68   4.09   3.51   2.92  2.34   1.75   1.17   0.58  0.00   0.00
  28     5.84    5.84   5.84   5.84   5.84   5.26   4.68   4.09   3.51   2.92  2.34   1.75   1.17   0.58  0.00   0.00
  29     5.84    5.84   5.84   5.84   5.84   5.26   4.68   4.09   3.51   2.92  2.34   1.75   1.17   0.58  0.00   0.00
  30     5.84    5.84   5.84   5.84   5.84   5.26   4.68   4.09   3.51   2.92  2.34   1.75   1.17   0.58  0.00   0.00
  31     5.91    5.91   5.91   5.91   5.91   5.32   4.73   4.14   3.55   2.96  2.36   1.77   1.18   0.59  0.00   0.00

                                    Number of Full Policy Years completed Since the Issue Date
        ---------------------------------------------------------------------------------------------------------------
Issue     0       1      2       3      4     5      6      7      8      9     10     11     12     13    14      15
 Age                                                                                                            or more
-----   -----   -----  -----  -----  -----  -----  -----  -----   ----   ----  ----   ----   ----   ----  ----  -------
  32     5.98    5.98   5.98   5.98   5.98   5.38   4.78   4.19   3.59   2.99  2.39   1.79   1.20   0.60  0.00   0.00
  33     6.01    6.01   6.01   6.01   6.01   5.41   4.81   4.21   3.61   3.01  2.41   1.80   1.20   0.60  0.00   0.00
  34     6.11    6.11   6.11   6.11   6.11   5.50   4.89   4.28   3.67   3.06  2.45   1.83   1.22   0.61  0.00   0.00
  35     6.18    6.18   6.18   6.18   6.18   5.56   4.94   4.33   3.71   3.09  2.47   1.85   1.24   0.62  0.00   0.00
  36     6.28    6.28   6.28   6.28   6.28   5.66   5.03   4.40   3.77   3.14  2.51   1.89   1.26   0.63  0.00   0.00
  37     6.32    6.32   6.32   6.32   6.32   5.68   5.05   4.42   3.79   3.16  2.53   1.89   1.26   0.63  0.00   0.00
  38     6.42    6.42   6.42   6.42   6.42   5.78   5.13   4.49   3.85   3.21  2.57   1.93   1.28   0.64  0.00   0.00
  39     6.52    6.52   6.52   6.52   6.52   5.87   5.22   4.56   3.91   3.26  2.61   1.96   1.30   0.65  0.00   0.00
  40     6.62    6.62   6.62   6.62   6.62   5.96   5.30   4.63   3.97   3.31  2.65   1.99   1.32   0.66  0.00   0.00
  41     6.76    6.76   6.76   6.76   6.76   6.08   5.40   4.73   4.05   3.38  2.70   2.03   1.35   0.68  0.00   0.00
  42     6.82    6.82   6.82   6.82   6.82   6.14   5.46   4.78   4.09   3.41  2.73   2.05   1.36   0.68  0.00   0.00
  43     6.99    6.99   6.99   6.99   6.99   6.29   5.59   4.89   4.19   3.50  2.80   2.10   1.40   0.70  0.00   0.00
  44     7.13    7.13   7.13   7.13   7.13   6.41   5.70   4.99   4.28   3.56  2.85   2.14   1.43   0.71  0.00   0.00
  45     7.30    7.30   7.30   7.30   7.30   6.57   5.84   5.11   4.38   3.65  2.92   2.19   1.46   0.73  0.00   0.00
  46     7.46    7.46   7.46   7.46   7.46   6.72   5.97   5.23   4.48   3.73  2.99   2.24   1.49   0.75  0.00   0.00
  47     7.67    7.67   7.67   7.67   7.67   6.90   6.13   5.37   4.60   3.83  3.07   2.30   1.53   0.77  0.00   0.00
  48     7.87    7.87   7.87   7.87   7.87   7.08   6.30   5.51   4.72   3.93  3.15   2.36   1.57   0.79  0.00   0.00
  49     8.14    8.14   8.14   8.14   8.14   7.33   6.51   5.70   4.88   4.07  3.26   2.44   1.63   0.81  0.00   0.00
  50     8.38    8.38   8.38   8.38   8.38   7.54   6.70   5.86   5.03   4.19  3.35   2.51   1.68   0.84  0.00   0.00
  51     8.65    8.65   8.65   8.65   8.65   7.78   6.92   6.05   5.19   4.32  3.46   2.59   1.73   0.86  0.00   0.00
  52     8.95    8.95   8.95   8.95   8.95   8.05   7.16   6.26   5.37   4.47  3.58   2.68   1.79   0.89  0.00   0.00
  53     9.29    9.29   9.29   9.29   9.29   8.36   7.43   6.50   5.57   4.64  3.71   2.79   1.86   0.93  0.00   0.00
  54     9.62    9.62   9.62   9.62   9.62   8.66   7.70   6.74   5.77   4.81  3.85   2.89   1.92   0.96  0.00   0.00
  55    10.06   10.06  10.06  10.06  10.06   9.06   8.05   7.04   6.04   5.03  4.03   3.02   2.01   1.01  0.00   0.00
  56    10.47   10.47  10.47  10.47  10.47   9.42   8.37   7.33   6.28   5.23  4.19   3.14   2.09   1.05  0.00   0.00
  57    10.91   10.91  10.91  10.91  10.91   9.82   8.72   7.63   6.54   5.45  4.36   3.27   2.18   1.09  0.00   0.00
  58    11.41   11.41  11.41  11.41  11.41  10.27   9.13   7.99   6.85   5.71  4.57   3.42   2.28   1.14  0.00   0.00
  59    11.99   11.99  11.99  11.99  11.99  10.79   9.59   8.39   7.19   5.99  4.79   3.60   2.40   1.20  0.00   0.00
  60    12.56   12.56  12.56  12.56  12.56  11.30  10.05   8.79   7.54   6.28  5.02   3.77   2.51   1.26  0.00   0.00
  61    13.17   13.17  13.17  13.17  13.17  11.85  10.53   9.22   7.90   6.58  5.27   3.95   2.63   1.32  0.00   0.00
  62    13.88   13.88  13.88  13.88  13.88  12.49  11.10   9.71   8.33   6.94  5.55   4.16   2.78   1.39  0.00   0.00
  63    14.62   14.62  14.62  14.62  14.62  13.16  11.70  10.23   8.77   7.31  5.85   4.39   2.92   1.46  0.00   0.00
  64    15.43   15.43  15.43  15.43  15.43  13.89  12.34  10.80   9.26   7.71  6.17   4.63   3.09   1.54  0.00   0.00
  65    16.25   16.25  16.25  16.25  16.25  14.63  13.00  11.38   9.75   8.13  6.50   4.88   3.25   1.63  0.00   0.00
  66    17.50   17.50  15.75  14.00  14.00  12.25  10.50   8.75   7.00   5.25  3.50   2.63   1.75   0.88  0.00   0.00
  67    17.50   17.50  15.75  14.00  14.00  12.25  10.50   8.75   7.00   5.25  3.50   2.63   1.75   0.88  0.00   0.00
  68    17.50   17.50  15.75  14.00  14.00  12.25  10.50   8.75   7.00   5.25  3.50   2.63   1.75   0.88  0.00   0.00
  69    17.50   17.50  15.75  14.00  14.00  12.25  10.50   8.75   7.00   5.25  3.50   2.63   1.75   0.88  0.00   0.00
  70    17.50   17.50  15.75  14.00  14.00  12.25  10.50   8.75   7.00   5.25  3.50   2.63   1.75   0.88  0.00   0.00
  71    17.50   17.50  15.75  14.00  14.00  12.25  10.50   8.75   7.00   5.25  3.50   2.63   1.75   0.88  0.00   0.00
  72    17.50   17.50  15.75  14.00  14.00  12.25  10.50   8.75   7.00   5.25  3.50   2.63   1.75   0.88  0.00   0.00
  73    17.50   17.50  15.75  14.00  14.00  12.25  10.50   8.75   7.00   5.25  3.50   2.63   1.75   0.88  0.00   0.00
  74    17.50   17.50  15.75  14.00  14.00  12.25  10.50   8.75   7.00   5.25  3.50   2.63   1.75   0.88  0.00   0.00
  75    17.50   17.50  15.75  14.00  14.00  12.25  10.50   8.75   7.00   5.25  3.50   2.63   1.75   0.88  0.00   0.00
  76    17.50   17.50  15.75  14.00  14.00  12.25  10.50   8.75   7.00   5.25  3.50   2.63   1.75   0.88  0.00   0.00
  77    17.50   17.50  15.75  14.00  14.00  12.25  10.50   8.75   7.00   5.25  3.50   2.63   1.75   0.88  0.00   0.00
  78    17.50   17.50  15.75  14.00  14.00  12.25  10.50   8.75   7.00   5.25  3.50   2.63   1.75   0.88  0.00   0.00
  79    17.50   17.50  15.75  14.00  14.00  12.25  10.50   8.75   7.00   5.25  3.50   2.63   1.75   0.88  0.00   0.00
  80    17.50   17.50  15.75  14.00  14.00  12.25  10.50   8.75   7.00   5.25  3.50   2.63   1.75   0.88  0.00   0.00

                               TRANSFER PRIVILEGE

Transfer Fees              Twelve transfers per year may be made from
                           subaccounts and the fixed account free of charge. Any unused free transfers do not carry over to the next policy year. Any additional transfers during a policy year will be charged a $25 transfer fee. For the purpose of assessing a fee, each written request or telephone request is considered to be one transfer.
                           The processing fee will be deducted from the amount being transferred, or from the remaining contract value, according to your instructions.

Transfers from Subaccounts After the Right to Examine Period, you may transfer all or a part of an amount in any subaccount to one or more subaccounts or to the fixed account. The minimum amount that you may transfer is the lesser of:

                           1.       $250; or

                           2. the total value in that subaccount on that date.

                           Any transfer that would reduce the amount in a subaccount below $250 will be treated as a transfer request for the entire amount in that subaccount.

                           We may suspend or modify this transfer privilege at any time.

                           Transfers will be processed based on accumulation unit values next determined at the end of the valuation day during which we receive the transfer request.

Transfers from the         At your request you may also transfer an amount from
Fixed Account              the fixed account to one or more subaccounts. We must
                           receive the request in writing or other form acceptable to us. Only one transfer may be made from the fixed account each policy year. Transfers will only be made if the amount requested is not more than 25% of the fixed account.

                           We will not transfer more than 25% of the policy fixed account value unless the balance after the transfer is less than $250, in which case the entire amount will be transferred.

                           We may suspend or modify this transfer privilege at any time.

                              SETTLEMENT PRIVILEGES

Settlement                 The proceeds of this policy may be paid in one sum.
                           The proceeds may also be paid under any reasonable settlement that may be arranged with our consent.

                           When the proceeds from a death claim are payable as one sum, the beneficiary may select a reasonable settlement.

                           When you select a settlement, the beneficiary may not assign or receive payments before they are due unless expressly given this right by you.

                           A payee may name a contingent payee to receive any final amount that would otherwise be paid to the payee's estate.

                           Any settlement requires the proceeds to be at least $2,500 and any periodic payment to be at least $25.

                                       The first installment will be due, or
                                       interest will begin on the date of death, maturity, or surrender.

Options A brief outline of several specific fixed settlements is shown below. The amounts and interest rates shown in the options are based on guaranteed minimum interest rates. We may choose to use rates that are higher than the guaranteed minimum rate. These rates one subject to change at any time. Information regarding current rates is available from our home office.

Interest Accumulation                  Proceeds will earn interest at the rate
                                       of 2.5 percent per year compounded
                                       annually.

                                       We may retain these funds under this
                                       option for not longer than five years. If the beneficiary is a minor we may retain these funds until the beneficiary attains the age of majority.

Interest                               Each $1000 of proceeds will yield an
Income                                 income of not less than $25.00 annually,
                                       $12.42 semi-annually, $6.19 quarterly, or
                                       $2.05 monthly.

                                       Unless you direct otherwise, the payee
                                       may withdraw the proceeds at any time.
                                       After the first year, we may defer such
                                       withdrawal for up to six months.

Income --                              We will nay installments for a specified
Period Certain                         period. The amount of each  installment
                                       will not be less than those shown in the table below.

                                       If the payee dies prior to the end of the specified period, the installments remaining to the end of the period will be paid to the contingent payee.

              Amount of Each                Amount of Each
 Number of       Monthly       Number of       Monthly
Installments    Installment   Installments    Installment
12                $84.65           96           $11.90
24                 43.05          108            10.75
36                 24.19          120             9.83
48                 22.27          180             7.10
60                 18.11          240             5.75
72                 15.35          300             4.96
84                 13.38

Income --                              We will pay installments of a specified
Amount Certain                         amount until the proceeds, together with
                                       2.5 percent interest compounded annually, are paid in full.

Income --                              We will pay installments for the lifetime
Life                                   of the payee but for not less than a
                                       guaranteed period. If the payee dies
                                       prior to the end of the guaranteed
                                       period, the installments remaining will
                                       be paid to the contingent payee.

                                       The amount of each installment will
                                       depend upon the adjusted age and sex of
                                       the payee at the time the first payment
                                       is due.

                                       The adjusted age is determined by
                                       calculating the age at the nearest
                                       birthday of the payee on the date of the first payment and subtracting a number that depends on the year in which the first payment begins:

First Payment Date                    Adjusted Age is Age Minus
   Before 2001                                    0
  2001 to 2010                                    1
  2011 to 2020                                    2
  2021 to 2030                                    3
  2031 to 2040                                    4
   After 2040                                     5

                       AMOUNT OF EACH MONTHLY INSTALLMENT
                            (Per $1,000 of Proceeds)

    Male      Number of Installments Guaranteed      Female      Number of Installments Guaranteed

Age of Payee   60            120            240   Age of Payee     60           120           240
--------------------------------------------------------------------------------------------------
     50       3.80           3.78          3.69         50        3.55         3.54          3.49
     51       3.87           3.85          3.74         51        3.61         3.60          3.54
     52       3.94           3.92          3.80         52        3.67         3.66          3.60
     53       4.02           3.99          3.86         53        3.74         3.73          3.65
     54       4.10           4.07          3.92         54        3.81         3.79          3.71
     55       4.19           4.15          3.98         55        3.88         3.86          3.77

     56       4.28           4.24          4.05         56        3.96         3.94          3.83
     57       4.37           4.33          4.11         57        4.04         4.02          3.90
     58       4.47           4.42          4.18         58        4.13         4.10          3.97
     59       4.58           4.52          4.24         59        4.22         4.19          4.03
     60       4.70           4.63          4.31         60        4.32         4.28          4.10

     61       4.82           4.74          4.38         61        4.42         4.38          4.18
     62       4.95           4.85          4.45         62        4.53         4.48          4.25
     63       5.09           4.98          4.51         63        4.65         4.59          4.32
     64       5.23           5.11          4.58         64        4.77         4.71          4.40
     65       5.39           5.24          4.65         65        4.90         4.83          4.47

     66       5.55           5.38          4.71         66        5.04         4.96          4.54
     67       5.73           5.53          4.77         67        5.20         5.09          4.62
     68       5.91           5.68          4.83         68        5.36         5.23          4.69
     69       6.11           5.83          4.88         69        5.53         5.38          4.76
     70       6.32           6.00          4.93         70        5.71         5.54          4.82

     71       6.54           6.16          4.98         71        5.91         5.71          4.88
     72       6.77           6.33          5.03         72        6.13         5.88          4.94
     73       7.01           6.51          5.06         73        6.35         6.06          4.99
     74       7.27           6.68          5.10         74        6.60         6.25          5.04
     75       7.54           6.86          5.13         75        6.86         6.45          5.08

     76       7.83           7.04          5.16         76        7.14         6.64          5.12
     77       8.13           7.22          5.18         77        7.43         6.85          5.15
     78       8.44           7.40          5.20         78        7.75         7.05          5.18
     79       8.77           7.57          5.22         79        8.09         7.26          5.20
     80       9.11           7.74          5.24         80        8.44         7.46          5.22

                    FARMERS NEW WORLD LIFE INSURANCE COMPANY
                              POLICY SPECIFICATIONS

INSURED                             PRINCIPAL SUM                   $200,000.00
POLICY NUMBER                       DEATH BENEFIT OPTION            VARIABLE
ISSUE DATE                          ISSUE AGE         29            SEX MALE
MATURITY DATE                       MONTHLY DUE DATE  28
OWNER

VARIABLE ACCOUNT: FARMERS NEW WORLD LIFE VARIABLE LIFE SEPARATE ACCOUNT "A"

SCHEDULE OF BENEFITS                                  MAXIMUM PERIOD OF COVERAGE
BASIC POLICY                        $200,000.00               TO AGE 110

PREMIUM CLASS
INSURED                             NON-NICOTINE

PREMIUMS*                           ANNUAL                 MONTHLY
MINIMUM PREMIUM                     $740.00                $61.67
PLANNED PREMIUM PAYMENTS            $1,200.00              $100.00
*THESE PREMIUMS INCLUDE THE PREMIUMS FOR ANY BENEFITS PROVIDED BY RIDER.

MINIMUM PRINCIPAL SUM                         $50,000
PERCENT OF PREMIUM FACTOR                     0.965

MONTHLY ADMINISTRATION CHARGE                 $5.00
MORTALITY AND EXPENSE RISK CHARGE             0.90%  (ON AN ANNUAL BASIS OF THE
                                                     AVERAGE DAILY NET ASSETS OF
                                                     THE VARIABLE ACCOUNT.)
REQUESTED ANNUAL REPORT FEE                   $5.00

2000-031 NONPARTICIPATING FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE. ADJUSTABLE DEATH BENEFIT. DEATH BENEFIT PAYABLE BEFORE MATURITY DATE. SURRENDER VALUE PAYABLE AT MATURITY DATE.